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                     January 26, 2021

       William J. Buese
       Vice President, Chief Financial Officer and Treasurer
       QEP Resources, Inc.
       1050 17th Street, Suite 800
       Denver, CO 80265

                                                        Re: QEP Resources, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 1-34778

       Dear Mr. Buese:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation